UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) MARCH 13, 2006

GREATER BAY BANCORP

(Exact name of registrant as specified in its charter)

California	0-25034	77-0387041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1900 University Avenue, 6th Floor	94303
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 813-8200

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 13, 2006, Greater Bay Bancorp (“Greater Bay”) and ABD Insurance and Financial Services (“ABD”) entered into an amended and restated employment agreement (the “Agreement”) with Frederick J. de Grosz, currently a director of Greater Bay and the former President and Chief Executive Officer of ABD. The Agreement amends and restates that certain December 2, 2005 agreement with Mr. De Grosz which originally provided for an initial three year employment term followed by a two year consulting agreement. The Agreement provides for his continued employment with ABD for a five-year term commencing on January 1, 2006. Under the Agreement, Mr. De Grosz will serve as Co-Chairman of ABD on a full-time basis for a three-year term and as a part-time employee during the final two years of the Agreement.

During the first three years of employment, the Agreement provides for, among other things (a) a base salary of $450,000 per year; (b) the grant of a restricted stock award of 18,000 shares of Greater Bay’s common stock vesting in equal installments over a four year period under Greater Bay’s Amended and Restated 1996 Stock Option Plan (the “Option Plan”) and a stock option to purchase 35,000 shares of the Greater Bay’s common stock under the Option Plan, with future option grants or restricted stock grants in the sole discretion of the Board of Directors; (c) annual bonus compensation in the form of restricted stock under the Option Plan, at the discretion of Greater Bay’s Chief Executive Officer, from 0% to 120% of Mr. de Grosz’ base salary, with a target of 60% of Mr. de Grosz’ base salary and subject to the attainment of certain performance objectives; (d) a long-term incentive award in an amount equal to 5% of the total funded value of ABD’s long term incentive plan (“Plan”), if the Plan is funded and participants in the Plan receive Plan distributions; (e) eligibility to participate in group benefit plans and programs of ABD; (f) reimbursement for reasonable, ordinary and necessary business expenses incurred by Mr. de Grosz in connection with his employment, including travel costs and (g) six weeks of paid vacation annually.

During the final two years of employment, the Agreement provides for, among other things (a) a base compensation of $120,000 per year for approximately 20 hours per month; (b) for hours in excess of 20 hours per month, Mr. de Grosz will be compensated at the rate of $400.00 per hour; (c) participation in ABD’s employee medical, dental and vision plans to the extent eligible with Mr. de Grosz responsible for paying the full premium cost of the plans, without any contribution to the premium by ABD or Greater Bay; (d) continued vesting of any stock options or restricted stock granted to Mr. de Grosz under the Option Plan and (e) reimbursement for reasonable business expenses incurred in connection with performing his consulting services, as approved by Greater Bay’s Chief Executive Officer.

If ABD or Greater Bay terminates Mr. de Grosz’s employment for cause, Mr. de Grosz will be paid only his base salary earned through the date of termination, as well as pay for any vacation accrued but not used as of that date. If ABD or Greater Bay terminates the Agreement without cause (other than in connection with a change in control as defined in Greater Bay’s Change in Control Plan II during the first three years), then Mr. de Grosz will be entitled to (i) his base salary earned through the termination date plus any accrued but unused vacation pay; and (ii) his base salary from the date of termination through February 28, 2011. The payment will be made in a lump sum on the first day of the seventh calendar month following the date of termination. If ABD or Greater Bay terminates the Agreement or Mr. de Grosz’s employment during the first three years in connection with a change of control (as defined in Greater Bay’s Change in Control Pay Plan II), Mr. de Grosz would be entitled to receive benefits under Greater Bay’s Change in Control Pay Plan II, plus an additional $240,000 representing the value of the final two years of the employment term. In the event of death or permanent disability, Mr. de Grosz or his estate will receive an amount equal to the unpaid base salary which would have been paid to Mr. de Grosz through February 28, 2011.

The Agreement also provides that during the term of his employment with ABD and for two years thereafter Mr. de Grosz will not solicit any employees of ABD to work for another employer or solicit the business of any current or prospective customers of ABD.

The Company and ABD also entered into a similar employment agreement with Bruce Basso providing for his continued employment with ABD as Co-Chairman of the ABD Board.

The Agreement is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

List below the financial statements, pro forma financial information and exhibits, if any, filed as a part of this report.

(a)	Financial statements of businesses acquired. None

(b)	Pro forma financial information. None

(c)	Shell Company Transactions. N/A

(d)	Exhibits

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Employment Agreement by and among Greater Bay Bancorp, ABD Insurance and Financial Services and Frederick DeGrosz, dated March 13, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Greater Bay Bancorp (Registrant)

Date: March 17, 2006	By:	/s/ Linda M. Iannone
Linda M. Iannone Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Amended and Restated Employment Agreement by and among Greater Bay Bancorp, ABD Insurance and Financial Services and Frederick DeGrosz, dated March 13, 2006